Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES

MANAGEMENT CHANGES

DALLAS, TEXAS, August 22, 2016…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced changes to its management team. Chris Peracchi, EXCO’s current Vice President of Finance and Investor Relations, and Treasurer, will become Vice President and acting Chief Financial Officer effective August 22, 2016 following the departure of Richard A. Burnett, EXCO’s current Vice President and Chief Financial Officer. Mr. Burnett delivered his letter of resignation from EXCO to pursue another opportunity. In addition, Tyler Farquharson, EXCO’s current Senior Director of Finance, will be promoted to the position of Vice President of Strategic Planning and will assume the investor relations role within EXCO.

Harold L. Hickey, EXCO’s Chief Executive Officer and President, commented, “We are pleased to announce that Chris will be assuming the position of EXCO’s Vice President and acting Chief Financial Officer. Chris joined EXCO in 2013 and has been serving as our Vice President of Finance and Investor Relations, and Treasurer, since 2014. He has over eleven years of experience in energy investment banking at KeyBanc Capital Markets and A.G. Edwards & Sons and four years of experience serving as an accountant at Coopers & Lybrand. We are confident that Chris’ background will enable a seamless transition, and his financial expertise will be effectively utilized as we execute our strategic plan. Ricky has been a valuable member of the EXCO team since he joined the Company in 2013, and we want to thank him for his service. Ricky has been a leader and a significant contributor during his time at the company. We wish Ricky success in his future endeavors.”

Chris Peracchi became EXCO’s Treasurer and Director of Finance and Investor Relations in May 2013 and became its Vice President of Finance and Investor Relations in September 2014. Mr. Peracchi served as the Associate Director of Corporate Development and Investor Relations at Nabors Industries from April 2012 to April 2013 and Director of Finance and Investor Relations at Superior Well Services from March 2009 to April 2012. Mr. Peracchi has over 11 years of experience in Energy Investment Banking at KeyBanc Capital Markets and A.G. Edwards & Sons. Mr. Peracchi also spent four years at Coopers & Lybrand. Mr. Peracchi is a certified public accountant and received a Master’s in Business Administration from the University of Michigan and a Bachelor’s degree from Babson College.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President of Strategic Planning, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.